Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FISCAL YEAR 2016

Ocala, FL…December 28, 2016 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings results for its fiscal year ended November 5, 2016. Sales for fiscal year 2016 were up 22% to $34,053,290 as compared to $27,836,804 recorded in fiscal year 2015. Income from operations, up 41% for fiscal year 2016, was $4,153,799 versus $2,941,452 in the same period a year ago. Net income after taxes was $5,833,661 as compared to $2,915,395 for the same period last year. Diluted earnings per share for fiscal year 2016 were $1.45 per share compared to $0.72 per share last year.

For the fourth quarter of fiscal 2016, sales were $8,783,779 as compared to sales of $8,494,623 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2016 was $983,707 versus $1,068,641 in the same period last year. Net income after taxes was $589,118 versus last year’s results of $1,008,284 partly due to the elimination of our tax loss carryforward. Diluted earnings per share for the fourth quarter were $0.16 per share versus earnings of $0.25 per share last year.

Nobility’s financial position during fiscal year 2016 remains very strong with cash and cash equivalents and short term investments of $25,043,663 and no outstanding debt. Working capital is $32,629,820 and our ratio of current assets to current liabilities is 7.2:1. Stockholders’ equity is $44,534,975 and the book value per share of common stock increased to $11.12.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2015 through October 2016 were up approximately 18% from the same period last year. Our sales and earnings continue to be affected by the uncertainty of the U.S. and world economy, employment levels, consumer confidence and, in particular, the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.

We understand that during this improving but still uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

The Company has specialized for over 49 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With multiple retail sales centers, an insurance subsidiary, and an investment in a retirement manufactured home community, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	November 5,	October 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$24,562,638	$16,769,292
Short-term investments	481,025	462,578
Accounts receivable - trade	2,641,763	2,937,922
Note receivable	500,000	—
Mortgage notes receivable	9,717	9,851
Income tax receivable	—	335
Inventories	6,969,081	6,019,705
Pre-owned homes	1,295,694	1,366,974
Property held for resale	213,437	—
Prepaid expenses and other current assets	636,408	826,180
Deferred income taxes	556,773	655,193

Total current assets	37,866,536	29,048,030
Property, plant and equipment, net	4,063,711	3,964,878
Pre-owned homes	1,733,610	2,724,190
Interest receivable	48,376	—
Note receivable, less current portion	2,030,000	—
Mortgage notes receivable, long term	174,270	177,644
Other investments	1,367,496	2,243,729
Property held for resale	386,018	—
Deferred income taxes	—	1,210,630
Cash surrender value of life insurance	3,085,916	2,915,469
Other assets	156,287	156,287

Total assets	$50,912,220	$42,440,857

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$835,279	$704,467
Accrued compensation	682,815	390,573
Accrued expenses and other current liabilities	1,121,167	926,204
Income taxes payable	890,660	—
Customer deposits	1,706,795	1,323,861

Total current liabilities	5,236,716	3,345,105
Deferred income taxes	1,140,529	—

Total liabilities	6,377,245	3,345,105

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,663,348	10,650,723
Retained earnings	43,326,739	37,493,077
Accumulated other comprehensive income	266,171	247,724
Less treasury stock at cost, 1,361,300 shares in 2016 and 1,333,338 shares in 2015	(10,257,774)	(9,832,263)

Total stockholders’ equity	44,534,975	39,095,752

Total liabilities and stockholders’ equity	$50,912,220	$42,440,857

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	November 5,	October 31,	November 5,	October 31,
	2016	2015	2016	2015
Net sales	$8,783,779	$8,494,623	$34,053,290	$27,836,804
Cost of goods sold	(6,750,198)	(6,634,387)	(26,117,155)	(21,701,429)

Gross profit	2,033,581	1,860,236	7,936,135	6,135,375
Selling, general and administrative expenses	(1,049,884)	(791,595)	(3,782,336)	(3,193,923)

Operating income	983,697	1,068,641	4,153,799	2,941,452

Other income (loss):
Interest income	35,556	19,576	112,802	59,985
Undistributed earnings in joint venture - Majestic 21	26,232	32,442	123,771	138,469
Proceeds received under escrow arrangement	—	—	788,566	—
Losses from investments in retirement community limited partnerships	—	—	—	(146,403)
Gain on sale of investment in retirement community	—	—	3,990,000	—
Miscellaneous	(10,107)	17,802	15,297	57,698

Total other income	51,681	69,820	5,030,436	109,749

Income before provision for income taxes	1,035,378	1,138,461	9,184,235	3,051,201
Income tax expense	(446,270)	(130,177)	(3,350,574)	(135,806)

Net income	589,108	1,008,284	5,833,661	2,915,395
Other comprehensive income (loss)
Unrealized investment gain (loss)	58,874	(32,857)	18,447	(33,866)

Comprehensive income	$647,982	$975,427	$5,852,108	$2,881,529

Weighed average number of shares outstanding:
Basic	4,013,583	4,037,140	4,021,019	4,052,865
Diluted	4,014,647	4,037,928	4,022,083	4,053,362
Net income per share:
Basic	$0.16	$0.25	$1.45	$0.72
Diluted	$0.16	$0.25	$1.45	$0.72